Exhibit 99.1
Neurogen Corporation

Ligand Contacts:
Ligand Pharmaceuticals IncorporatedLippert/Heilshorn & Associates
John L. Higgins, President and CEO  Don Markley
Erika Luib, Investor Relations       dmarkley@lhai.com
(858) 550-7896                       (310) 691-7100

Neurogen Contacts:
Neurogen Corporation
Steve Davis, President and CEO
Tracey Maculaitis, Investor Relations
(203) 488-8201

LIGAND AND NEUROGEN AMEND MERGER AGREEMENT

Neurogen Stockholders Meeting to be held December 23, 2009

SAN DIEGO, CA and Branford, CT (December 17, 2009) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) and Neurogen Corporation (NASDAQ: NRGN) announced today they have amended their merger agreement to increase the merger consideration payable.  In addition to issuing 4.2 million shares of Ligand common stock (the maximum number allowed by the original agreement) and four series of contingent value rights, Ligand will now also pay $600,000 cash to Neurogen stockholders upon closing of the transaction.

The amendment also removes the right of Neurogen to terminate the transaction if the indicated value of the 4.2 million shares of Ligand common stock was less than a defined threshold value.

The Neurogen stockholders meeting called to consider the merger has been postponed to 10:00 a.m. EST on Wednesday, December 23, 2009 at 45 Northeast Industrial Road, Branford, Connecticut.  Assuming the stockholders vote in favor of the merger, the transaction is expected to close on December 23, 2009.

About Ligand Pharmaceuticals

Ligand discovers and develops new drugs that address critical unmet medical needs of patients with muscle wasting, frailty, hormone-related diseases, osteoporosis, inflammatory diseases, anemia, asthma, rheumatoid arthritis and psoriasis. Ligand's proprietary drug discovery and development programs are based on advanced cell-based assays, gene-expression tools, ultra-high throughput screening and one of the world's largest combinatorial chemical libraries. Ligand has strategic alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, Celgene, Cephalon, GlaxoSmithKline, Merck and Pfizer. With more than 20 molecules in various stages of development, Ligand utilizes proprietary technologies for identifying drugs with novel receptor and enzyme drug targets.

About Neurogen

Based in Branford, Connecticut, Neurogen Corporation is a drug development company historically focusing on small-molecule drugs to improve the lives of patients suffering from psychiatric and neurological disorders with significant unmet medical need. Neurogen has conducted its drug development independently and, when advantageous, collaborated with world-class pharmaceutical companies to access additional resources and expertise.

Forward-Looking Statements

This release contains forward-looking statements that involve risks and uncertainties. Ligand and Neurogen caution readers that any forward-looking information is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information. Words such as “expect,” “estimate,” “project,” “potential,” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, but are not limited to, the expected timing of closing the merger and other statements that are not historical facts. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are the risks that Merck may not advance the VR1 program successfully; the risk that Neurogen’s real estate or the Aplindore program may not be sold and that the conditions of the H3 and Merck CVR’s may not be met in order to produce proceeds for the CVR holders; the anticipated synergies and benefits from the transaction may not be fully realized or may take longer to realize than expected; failure of Neurogen’s stockholders to approve the merger; Ligand or Neurogen inability to satisfy the conditions of the merger, or that the merger is otherwise delayed or ultimately not consummated; Neurogen product candidates may have unexpected adverse side effects or inadequate therapeutic efficacy; and positive results in clinical trials may not be sufficient to obtain FDA approval. There can be no assurance that any product in Ligand’s, Neurogen’s or the projected combined company’s product pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate. Additional important factors that may affect future results are detailed in Ligand’s and Neurogen’s filings with the Securities and Exchange Commission (the “SEC”), including each company’s recent filings on Forms 10-K and 10-Q, or in information disclosed in public conference calls, the date and time of which are released beforehand. Each of Ligand and Neurogen disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.

Additional Information and Where to Find It

Ligand has filed with the SEC a Registration Statement on Form S-4, which includes a proxy statement of Neurogen and other relevant materials in connection with the proposed transaction. The proxy statement also constitutes a Ligand prospectus, which has been mailed to the stockholders of Neurogen. Investors and security holders of Neurogen are urged to read the proxy statement and the other relevant materials because they contain important information about Ligand, Neurogen and the proposed transaction. The proxy statement and other relevant materials, and any other documents filed by Ligand or Neurogen with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Ligand by going to the Investor Relations page on Ligand’s corporate website at www.ligand.com. Investors and security holders may obtain free copies of the documents filed with the SEC by Neurogen by going to the Investor Relations page on Neurogen’s corporate website at www.neurogen.com. Investors and security holders of Neurogen are urged to read the proxy statement and the other relevant materials before making any voting or investment decision with respect to the proposed transaction.

Ligand and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Neurogen in favor of the proposed transaction. Information concerning Ligand’s directors and executive officers is set forth in Ligand’s proxy statement for its 2009 annual meeting of shareholders, which was filed with the SEC on April 29, 2009, and annual report on Form 10-K filed with the SEC on March 16, 2009.

    Neurogen and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Neurogen in favor of the proposed transaction. Information about Neurogen’s executive officers and directors and their ownership of Neurogen common stock is set forth in Neurogen’s amended annual report on Form 10-K filed with the SEC on April 30, 2009. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Neurogen and its executive officers and directors in the acquisition by reading the proxy statement regarding the merger, which has been filed with the SEC.
.

                                                          # # #